Exhibit 10.2
NaviSite, Inc.
Restricted Stock Agreement
Granted Under Amended and Restated 2003 Stock Incentive Plan
     AGREEMENT made as of the [          ] day of [                    ], 20[          ] (the “Grant Date”) between NaviSite, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).
     For past services rendered and other valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1. Grant of Shares.
     The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Plan”), [                    ] shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”). The Participant agrees that the Shares shall be subject to forfeiture as set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement.
     2. Forfeiture.
         (a) In the event that the Participant ceases to have a business relationship with the Company for any reason or no reason, with or without cause, prior to vesting of the Shares as set forth below, all of the Unvested Shares (as defined below) shall be forfeited.
     “Vested Shares” means the total number of Shares that have vested as specified in the table below so long as the Participant maintains a continuous business relationship with the Company.

Number of Shares Vested	Vesting Date

     “Unvested Shares” means the total number of Shares that are not Vested Shares at the time the Participant ceases to have a business relationship with the Company.
          (b) If a vesting date shall fall on a date which is during a Company-declared black-out period with respect to the Common Stock to which the Participant is subject, such vesting date shall be delayed until the first business day after the expiration of such black-out period; provided, however, that if the Participant ceases to have a business relationship with the Company during such black-out period, the Shares that would have vested but for the black-out period shall not be forfeited and shall vest on the date the Participant ceases to have a business relationship with the Company.

          (c) Upon the occurrence of a Reorganization Event (as defined in the Plan), all shares will immediately become Vested Shares.
          (d) For purposes of this Agreement, a business relationship with the Company shall include being a member of the Board of Directors of a parent or subsidiary of the Company.
     3. Restrictions on Transfer.
     The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that would be Unvested Shares if the Participant were to cease to be employed by the Company at the time of the transfer, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions of Section 2 and the restrictions on transfer set forth in this Section 3) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.
     4. Restrictive Legends.
     All certificates representing Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
“The shares of stock represented by this certificate are subject to restrictions on transfer and a risk of forfeiture as set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
     5. Provisions of the Plan.
          (a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
          (b) As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), all rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.
     6. Withholding Taxes; Section 83(b) Election.
          (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the lapse or partial lapse of the risk of forfeiture.
          (b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are granted rather than when and as the risk of forfeiture lapses by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.
          THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.
     7. Miscellaneous.
          (a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being granted shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.
          (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
          (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.
          (e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).
          (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.
          (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
          (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NaviSite, Inc.

By:
Name:
Title:

[Name of Participant]

Address: